Exhibit 23.6

                      Independent Auditors' Consent
                      -----------------------------


The Board of Directors and Stockholders
Esesis, Inc. and Subsidiary
Englewood, Colorado


We consent to the use and inclusion in this Amendment No. 2 to Form SB-2 Registration Statement and the Prospectus, which is part of this Registration Statement, of our report dated December 30, 2003 on our audit of the consolidated financial statements of Esesis, Inc. at September 30, 2003 and for the period July 5, 2002 (inception) through June 30, 2003 and the three months ended September 30, 2003.

We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement and Prospectus.





Turner, Stone & Company, L.L.P.
Certified Public Accountants
Dallas, Texas
January 21, 2004